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                                                                   EXHIBIT 10.16

[MEMORY LOGO]

MEMORY PHARMACEUTICALS CORP.                           The Board of Directors of
100 Philips Parkway                                    Memory Pharmaceuticals
Montvale, New Jersey 07645
Phone: (201) 802-7102
Fax: (201) 802-7190
www.memorypharma.com

July 2, 2001

Anthony Scullion
5420 N. Ocean Drive, Apt. 2102
The Connemara
Singer Island, FL 33404-2543

Dear Tony:

         We are pleased to inform you that both the Board of Directors and management team of Memory Pharmaceuticals Corp. (the "Company") are impressed with your experience and accomplishments, and would like to extend an offer to you to join the Company as Chief Executive Officer. We look forward to you joining our team, and are confident that you will contribute significantly to the value of our organization. We are therefore pleased to provide you with the terms of your anticipated employment by the Company.

         1. Position. Your position will be Chief Executive Officer, based out of the Company's offices currently located in Montvale, New Jersey, and will report directly to the Company's Board of Directors (the "Board"). You will be elected to the Board as of the date of the Board meeting immediately following your Start Date (as defined below).

         As a full-time employee of the Company, you will be expected to devote your full business time and energies to the business and affairs of the Company. You may, after giving written notice thereof to the Board, serve as a corporate director on the board of directors of up to two (2) other companies and, with the prior written consent of the Board, serve on the board of directors of up to two (2) additional companies, provided, that in each case your activities (i) do not interfere in any material respect with your obligations and responsibilities to perform the duties of your employment by the Company and (ii) do not involve a conflict of interest with the Company and are not otherwise prohibited by the Confidentiality Agreement (as defined below). Your performance will be reviewed formally after six months of employment and annually thereafter at the end of each calendar year.

         2. Starting Date/ Nature of Relationship. It is expected that your employment will start on September 4, 2001 (the "Start Date"). No provision of this letter shall be construed to create an express or implied employment contract for a specific period of time. Either you or the Company may terminate the employment relationship at any time and for any reason, by giving at least thirty (30) days' prior written notice to the other party.

         3.       Compensation.

         (a) Your initial salary will be at the bi-weekly rate of $13,461.54 (annualized at $350,000).

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MEMORY PHARMACEUTICALS CORP.
Anthony Scullion

         (b) You will receive a one-time sign-on bonus of $100,000, payable within 30 days of your Start Date, plus a one-time payment of $40,000 to enable you to reimburse your current employer for the cash surrender value of your existing life insurance policy in connection with your acquiring such policy.

         (c) You will receive incentive stock options to purchase 1,101,400 Shares of Common Stock of Memory Pharmaceuticals Corp. (representing 5% of the Company's fully diluted Shares outstanding as of the date of this letter) at $.25 per share, which will vest in quarterly increments over a period of four
(4) years as described in the Stock Option Agreement, which you and the Company will enter into on or before following the Start Date. Such number of Shares will be increased after the closing of the Company's Series D Financing to such number of Shares representing five percent (5%) of the Company's fully diluted Shares outstanding as of the date of such closing, at the then fair market value to be determined by the Company's Board of Directors (without affecting the purchase price of the initial grant of options to acquire 1,101,400 shares of the Company's Common Stock), with such additional option vesting to commence on the date of such closing in quarterly increments over a period of four (4) years.

         (d) You will be eligible to receive annual bonus payments dependent on the performance of the Company and your individual performance, subject to the discretion of the Board of Directors. Your target bonus will be equal to thirty-three percent (33%) of your base salary, assuming the achievement of such Company and individual performance objectives.

         (e) Upon termination for any reason, the Company will pay you within two weeks of such termination, your current base salary earned through the termination date, plus accrued vacation, if any, and other benefits or payments, if any, to which you are entitled. In the event you are terminated by the Company, without "Cause" (as hereinafter defined), then the Company will continue to pay you your bi-weekly rate in effect at the time of termination and provide and pay the Company's portion of your medical, dental, life and disability insurance for a period of six (6) months. Further, for the period commencing seven months following such termination and ending twelve months after such termination, the Company will continue to pay you your bi-weekly rate in effect at the time of termination and provide and pay the Company's portion of your medical, dental, life and disability insurance, except that such severance payments made to you during this period will be reduced by all 1099 and W-2 income earned or received by you during such period, including income earned or received from consulting services or temporary employment, and the Company's payments for your medical, dental, life and disability insurance will terminate when you have such coverage through any new employer before the end of the twelve month period following your termination. The Company will reconcile such payments with you quarterly, and any additional payments owed to you by the Company, and any payments owed to the Company by you, will be paid respectively within two weeks following such reconciliation period. In addition, if you were terminated by the Company without Cause, you will be entitled to accelerated vesting of twenty-five percent (25%) of your unvested stock options as of the date of your termination of employment. Your unvested stock options will become fully vested in connection with an acquisition of the Company, under circumstances where the terms of your employment are changed or your employment is terminated by the acquiring company, in accordance with the terms of the Company's 1998 Employee, Director and Consultant Stock Option Plan (a copy of which has been provided to you). The Company will not be obligated to continue any such payments to you or accelerate vesting of your stock options under this paragraph 3(e) in the event you materially breach the terms under the Confidentiality Agreement (as defined below). Notwithstanding any termination of your employment, you will continue to be bound by the provisions of the Confidentiality Agreement.

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MEMORY PHARMACEUTICALS CORP.
Anthony Scullion

         (f) For the purposes of this Section 3, "Cause" shall include (i) your conviction of a felony, either in connection with the performance of your obligations to the Company or otherwise, which adversely affects your ability to perform such obligations or materially adversely affects the business activities, reputation, goodwill or image of the Company, (ii) your willful disloyalty, deliberate dishonesty, breach of fiduciary duty, (iii) your breach of the terms of this Agreement, or your failure or refusal to carry out any material tasks assigned to you by the Company in accordance with the terms hereof, which breach or failure continues for a period of more than thirty (30) days after your receipt of written notice thereof from the Company, (iv) the commission by you of any act of fraud, embezzlement or deliberate disregard of a significant rule or policy of the Company known to you or contained in a policy and procedure manual provided to you which results in material loss, damage or injury to the Company, or (v) the material breach by you of any of the provisions of the Confidentiality Agreement substantially in the form of Attachment A to this letter.

         4. Benefits. You will be entitled as an employee of the Company to receive such benefits as are generally provided its employees and executives and for which you are eligible in accordance with Company policy as in effect from time to time. The Company retains the right to change, add or cease any particular benefit relating to its employees and executives generally. At this time, the Company is offering a benefit program, consisting of medical, dental, life and short/long term disability insurance, as well as a 401(k) retirement plan and flexible spending plan. In addition, the Company will pay the premium in the approximate amount of $14,000 per year relating to your existing life insurance policy. You will be eligible for eight paid holidays, four floating holidays and five (5) weeks paid vacation per year. You will accrue additional vacation days in accordance with Company policy.

         5. Relocation Expenses. The Company will pay or reimburse you for all reasonable out-of-pocket relocation and relocation-related expenses not to exceed $150,000, including any Tax Payment (as defined below) and any Gross-up Payment (as defined below), which may be billed directly to the Company or paid by you and submitted for reimbursement, including, without limitation, the following:

         (a) costs of services of moving companies (including packing, transportation and relocation expenses, including the transportation of automobiles);

         (b) costs associated with your search for a new residence (including, without limitation, the costs of airfare, automobile rental, meals and hotel accommodations for yourself and your immediate family);

         (c) commissions payable to brokers in connection with the sale of your current residence;

         (d) costs attendant to the sale of your current residence and the purchase of a new residence in the Northern New Jersey area (including, without limitation, the costs of home inspections, survey, appraisal, title insurance, transfer fees, attorneys' fees, accountants' fees and closing costs);

         (e) loan origination fees (points) related to the purchase of your new residence in an amount of up to three percent (3%) of the loan amount (and the Company will provide assistance to you relating to the selection of a mortgage lender that will pre-qualify you for a mortgage loan to purchase your new residence);

         (f) costs associated with commuting from your current residence to the Company's offices (including, without limitation, the costs of airfare, automobile rental, meals and hotel

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MEMORY PHARMACEUTICALS CORP.
Anthony Scullion

accommodations for you) for a period of up to six months, subject to extension upon our mutual agreement;

         (g) automobile rental charges prior to establishment of a permanent residence in Northern New Jersey;

         (h) rent and other expenses associated with temporary housing for yourself and your immediate family for a period of up to six months (which may include up to two months after the purchase and closing of title on your new residence), subject to extension upon our mutual agreement; and

         (i) payment of any duplicate mortgage loan payments and house expenses to preclude your paying for your current residence and your new residence concurrently.

         All such payments will be subject to the Company receiving reasonably acceptable documentation evidencing the incurring of such cost, expense or fee. In the event that it should be determined that any payment shall be due by you for taxes of any kind or nature relating to amounts paid to you or on your behalf by the Company in connection with your relocation as provided above ("Taxes"), the Company will deliver to you a payment equal to the amount of such Taxes (the "Tax Payment") plus an additional payment in an amount equal to any additional taxes payable by you applicable to your receipt of the Tax Payment (the "Gross-Up Payment").

         6. Interest Free Loan. The Company will make available to you, upon your request in writing within nine (9) months after the Start Date (which period may be extended by mutual agreement of you and the Company), an interest free loan in the amount of up to $300,000 for a period of three (3) years following the Start Date to enable you to purchase a residence in Northern New Jersey, New York or Connecticut, within one hundred (100) miles of the Company's principal offices, with such loan secured by a mortgage on the residence to be acquired by you, marketable securities (at a loan-to-value ratio of fifty percent (50%)) or other collateral mutually agreed upon by the parties, as more fully described in a Loan Agreement which you and the Company will enter into following the Start Date. The Company will further agree to forgive amounts owed by you in connection with this loan in equal installments each year ($100,000 per year) over a period of three (3) years and will further agree to forgive all amounts owed by you in connection with this loan in the event you are terminated without Cause; in the event you are terminated with Cause or should you voluntarily terminate your employment all amounts owed by you in connection with this loan will be immediately due and payable to the Company; and it being understood and agreed that your rights under Section 6 shall not be adversely affected solely by reason of any bankruptcy of the Company. In the event that it should be determined that any payment shall be due by you for taxes of any kind or nature relating to amounts paid to you or on your behalf by the Company in connection with this loan ("Taxes"), the Company will deliver to you a payment equal to the amount of such Taxes (the "Tax Payment") plus an additional payment in an amount equal to any additional taxes payable by you applicable to your receipt of the Tax Payment (the "Gross-Up Payment").

         7. Indemnification. The Company will indemnify you in connection with any legal proceedings related thereto, including after your employment with the Company.

         8. Confidentiality. The Company considers the protection of its confidential information and proprietary materials to be very important. Therefore, as a condition of your employment, you

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MEMORY PHARMACEUTICALS CORP.
Anthony Scullion

and the Company will become parties to a Confidentiality and Noncompetition Agreement substantially in the form of Attachment A to this letter (the "Confidentiality Agreement").

         9.       General.

                  (a) This letter, together with the Confidentiality Agreement and the Stock Option Agreement, will constitute our entire agreement as to your employment by the Company and will supersede any prior agreements or understandings, whether in writing or oral.

                  (b) This letter shall be governed by the law of the State of New Jersey.

         You may accept this offer of employment and the terms thereof by signing the enclosed additional copy of this letter and the Confidentiality Agreement and the Stock Option Agreement, which execution will evidence your agreement with the terms set forth herein and therein, and returning them to the Company.

         This offer of employment will expire on July 6, 2001, unless accepted by you prior to such date. We look forward to you joining our team, and we believe that your skills will compliment those of our existing management team, and that you will make a significant contribution to Memory's growth. We look forward to your prompt response to this offer letter.

Sincerely,

THE BOARD OF DIRECTORS OF MEMORY PHARMACEUTICALS CORP.

By: /s/ Joanne Leonard
    -----------------------------
Name: Joanne Leonard
Title: Secretary to the Board of Directors

ACCEPTED AND AGREED:

/s/ Anthony Scullion
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Date: 7/6/01
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